Exhibit 23.2
INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
Semiconductor Packaging Materials Co., Inc.

We hereby consent to incorporation by reference in the Registration Statements (No. 33-84752, No. 33-95762 and No. 333-7797) on Form S-8 of our report dated January 30, 1997 related to the consolidated balance sheet of Semiconductor Packaging Materials Co., Inc. and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity, and cash flow for each of the two years in the period ended Decmeber 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Semiconductor Packaging Materials Co., Inc.


/s/ Goldstein Golub Kessler & Company, P.C.


GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

March 28, 1997